EXHIBIT 99

PRESS RELEASE

United Bancorp, Inc.

201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contact:	Scott A. Everson	Randall M. Greenwood
	Chairman, President and CEO	Senior Vice President, CFO and Treasurer
Phone:	(740) 633-0445 Ext. 6154	(740) 633-0445 Ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE:  11:00 AM           April 23, 2026

Subject:	United Bancorp, Inc. Increases its Second Quarter Cash Dividend Payment to $0.1950 per Share, which produces a Forward Yield of 5.13%, and Reports on Annual Shareholder Meeting.

MARTINS FERRY, OHIO ••• On April 22, 2026, the Board of Directors of United Bancorp, Inc. (UBCP) declared a second quarter dividend payment of $0.1950 per share for shareholders of record on June 10, 2026 with a payment date of June 19, 2026. This is an increase of $0.01, or 5.4%, over the regular cash dividend paid in the second quarter of last year. In the first two quarters of the current year, UBCP has paid total cash dividends of $0.5625 (inclusive of a special cash dividend of $0.1750 paid in the first quarter). At the second quarter payment level, the regular cash dividend produces a forward yield of 5.13% based on UBCP’s market value of $15.21 at the most recent quarter-end.

Scott A. Everson, Chairman, President and CEO announced at the annual meeting held that date, the Shareholders of UBCP elected Directors for the following year including himself; Erin S. Ball, Vice President, Carenbauer Distributing Corporation, Wheeling, West Virginia; Jonathan C. Clark, Attorney at Law, Lancaster, Ohio; Gary W. Glessner, CPA and Managing Member of Glessner and Associates, PLLC, Wheeling, West Virginia and John M. Hoopingarner, Of Counsel, McMahon, DeGulis LLP, Columbus, Cleveland and Cincinnati, Ohio.

United Bancorp, Inc. is headquartered in Martins Ferry, Ohio and has total assets of $857.4 million and total shareholder’s equity of $70.5 million as of December 31, 2025. Through its single bank charter, Unified Bank, the Company has nineteen banking offices that serve the Ohio Counties of Athens, Belmont, Carroll, Fairfield, Harrison, Jefferson and Tuscarawas and Ohio and Marshall Counties in West Virginia. United Bancorp, Inc. trades on the NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.